January 2020

Issuer Free Writing Prospectus
Registration No. 333-235283
January 17, 2020

EST. 1995

MUSCLE MAKER GRILL®

"Great Food with Your Health in Mind"®

LEGAL DISCLAIMER & FORWARD-LOOKING STATEMENTS

This presentation includes "forward-looking statements." To the extent that the information presented in this presentation discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "should," "may," "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," "pro-forma," "goals" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" and elsewhere in the prospectus included in the Registration Statement on Form S-1 (file number 333-235283) initially filed by the Company with the U.S. Securities and Exchange Commission on November 26, 2019. Forward-looking statements contained in this presentation speak only as of the date of this presentation or as otherwise indicated and Muscle Maker, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

TRANSACTION OVERVIEW

Issuer:
Muscle Maker, Inc.

Exchange/Proposed Ticker:
NASDAQ/GRIL

Minimum offer size and over-allotment:
$8.0 million plus up to $1.2 million if over-allotment is exercised

Offer Type:
Common Stock

Price Per Share:
$ 5.00

Use of Proceeds:

I. growth initiatives through opening new corporate stores, launching a franchise sales program and technology improvements,
II. funding possible acquisition opportunities,
III. funding a corporate marketing campaign, and
IV. general corporate purposes including working capital requirements and retiring $550,000 in debt

Book Running Manager:
Alexander Capital, L.P.

WHY MUSCLE MAKER? WHY NOW? WHAT'S DIFFERENT?

Why Now?

- Completed financial restructuring and poised for growth:
  - Company re-capitalized through $9,000,000 of new investment
  - Two-pronged growth strategy focused on non-traditional (military/universities) and franchise growth
- New Executive Management team
  - Improved Corporate governance, policies, procedures
  - Closed underperforming locations
  - Utilized new capital to stabilize the business: AP, Litigation, Debt
  - Launched military opportunity
  - Re-launching franchise sales program
    - team previously opened over 1,000 franchise units per year and managed over 5,000 franchise locations with a national franchise company
  - New store operating platforms
    - improve customer experience
    - reduce ticket times
    - increase throughput
  - Launched new concept – Healthy Joe's

NEW EXECUTIVE MANAGEMENT TEAM

Michael Roper – Chief Executive Officer (Joined 5/1/18)

- Taco Bueno
  - President & Chief Executive Officer 2015-2017
    - Record EBITDA 2013, 2014, 2015, 2016
    - Sold company to Private Equity Group 2015
  - Chief Operating Officer 2014-2015
    - Restructured field teams saving over $1,000,000 annually
  - Chief Development & Technology Officer 2013 – 2014
- Quiznos
  - Chief Operating Officer 2009 – 2012
  - Vice President Operations & Strategic Execution 2003 – 2009
    - Part of team opening over 1,000 units per year, 5,000 system wide units
- Franchise Owner & Operator 2000 – 2008 (Franchisee of the Year 2001 & 2002)



- *Dynamic and competitive hands on leader equipped with an aptitude for driving profitability and customer satisfaction. Possessing an extensive track record of leadership in the competitive restaurant and franchising industries. Known as a pioneer of innovation who leverages excellent communications skills along with a wealth of expertise which influences operational performances, while maximizing productivity. Outfitted with the gift of delivering tangible results and developing high performing teams for complex organizations*
- *Executive Leadership/ Marketing/ Operations/ Purchasing/ Distribution/ Retail Technology/ Communications/ Quality Assurance/ Franchising/ Public Relations/ Training/ Strategic Planning*

EST. 1995 MUSCLE MAKER GRILL

NEW EXECUTIVE MANAGEMENT TEAM



Kenn Miller
Chief Operating Officer

Dickey's BBQ

- Senior Vice President Operations

Taco Bueno

- Senior Vice President Operations, Franchising and Construction

Rocky Mountain Chocolate Factory

- Senior Vice President Operations

Quiznos

- Senior Director Operations - managed over 2,200 units
- Franchise Owner & Area Developer 1997 – 2008 (Franchisee of the Year 2002)
  - Part of team opening over 1,000 franchise units per year



Kevin Mohan
Chief Investment Officer

Muscle Maker Grill

- Chairman of the Board
- Chief Investment Officer
  - Attained $9,000,000+ senior secured and convertible debt financing, 2018-2019

American Restaurant Holdings

- VP Capital Markets, 2013-2017
  - Attained $15,000,000 equity financing
  - Acquired 2 regional and 1 national restaurant brands

Nobis Capital Advisors

- Principal – Private equity investor/advisory firm, 2008-2013



Aimee Infante
Chief Marketing Officer

Muscle Maker Grill

- Chief Marketing Officer, 2019
  - Menu creation & management
  - Corporate & Franchise marketing programs
- Vice President Marketing, 2016 – 2018
  - Social media, email marketing programs
- Marketing Director, 2014 – 2017

Qdoba Mexican Grill

- Regional Marketing Manager, 2010 – 2014

Bachelor of Science – Marketing

- Rider University



Ferdinand Groenewald
Chief Financial Officer

Muscle Maker Grill

- Controller/Vice President Finance, 2017 – 2018
- Financial and Accounting Officer, 2018

Pharos Advisers

- Senior Financial & Accounting Consultant, 2017

Financial Consulting Strategies, LLC

- Senior Staff Accountant, 2013 – 2017
  - Prepared financial statement reports & 10K/10Q filing documents
  - Assist in preparing S1 & 1A forms for IPOs & alternative public offerings
  - Assisted in client auditing process and resolved issues

MUSCLE MAKER GRILL

NEW EXPANDED BOARD WITH DIVERSE EXPERIENCE



Kevin Mohan – Chairman since 4/18, shareholder
- 20+ years starting, financing & selling businesses
- Chief Investment Officer MMG
- VP Capital Markets - ARHI



Peter Petrosian – Director since 5/18
- 25+ years Executive restaurant experience
- Chief Development Officer Beef 'O Bradys, Brass Tap
- COO Steak Out franchising, SVP Ops McAlister's Deli



AB Southall III – Director since 2/17, shareholder
- 35+ years experience in construction & development
- President – custom home builder & marina complex



Noel DeWinter – Director since 2/17
- 40+ years Executive Finance experience
- CFO ARHI, FileLife, Apollo Medical Holdings, Capital Pacific Homes & Wahlco Environmental Systems
- MBA Wharton School of Business



Jeff Carl – Director since 9/19
- 15+ years restaurant marketing C-Level experience
- CMO McDonalds international, Taco Bueno, Tavistock
- MBA University of North Carolina



Omprakash Vajinapalli – Director since 7/18, shareholder
- 20+ years IT experience in airline, banking & tollway
- CEO Highrise IT Consultancy
- BS in Electronics Engineering Bangalore University, India



John Marques – Director since 4/18, shareholder
- Owns multiple trucking and real estate companies
- President of Continental Trucking



Paul Menchik – Director since 2/17, shareholder
- Professor of Economics Michigan State University
- Served as Senior Economist for Economic Policy for the White House Office of Management and Budget
- PhD Wharton School of Business

FAVORABLE MARKET DYNAMICS

- **Increasing trend in the restaurant space for “lifestyle dieters”**
  - Keto, Paleo, Whole30, Mediterranean, Dash
- **93 percent of consumers want to eat healthy at least some of the time with 63% wanting to eat healthy all the time**[1]
- **American’s ability to maintain a healthy weight has spiraled out of control, according to 2017 CDC data:**[2]
  - Over 71% of adults are considered overweight or obese in the US
  - Nearly 40% of adults are considered obese
- **America’s obesity is threatening national security**[3]
  - 27% of 17-24 year olds are ineligible to join military due to being overweight
  - 2015 Rand report showed 66% of service members considered overweight
- **Military adopted “Operation Live Well” to promote healthy eating**


WE
CATER
&

1 – “Consumers say they want to eat healthy”, Carol Wiley, march 4 2019, foodindustryexecutive.com
2 – National Center for Health Statistics, https://www.cdc.gov/nchs/hus/2017/053.pdf
3 – “Looming national security crisis: young Americans unable to serve in the military”, The Heritage Foundation, 2/13/18

DIVERSE, HEALTHY INSPIRED FOR ALL LIFESTYLE DIETS

Lean proteins, superfoods, proprietary sauces

Wide menu options:
Salads
Bowls
Wraps
Grass-fed burgers
Whole Wheat Pasta
Flatbreads
100% fruit Smoothies

Lean Proteins:
Grass-fed lean beef & steak
All-natural chicken breast
Impossible plant based items
Lean turkey
Omega-3 Shrimp
Vegetarian options

Nutrient rich superfoods:
Kale
Quinoa
Spinach
Avocado
Broccoli
Romaine

Proprietary Dressings:
Zero Carb signature sauce
Gluten-free
Fat-free
Lower calorie options

Healthier sides:
Sweet potato fries
Cauliflower rice
Brown rice
Whole wheat pasta
Turkey meatballs

Meal prep:
Fresh, cooked to order
No deep fryers
Gluten-free options
Portion controlled




Our meal plans are made with nutrient-rich ingredients


Including Keto-Friendly Options

MUSCLE MAKER GRILL

MULTIPLE CONSUMER TOUCH POINTS

Delivery



Retail Space



Food Truck


MUSCLE MAKER GRILL
FRUIT SMOOTHIES • PROTEIN SHAKES

Grab n Go


GRAB & GO

Meal Plans



Mobile App/Order



Catering



Kiosks/Vending


HEALTHY VENDING

MUSCLE MAKER GRILL

TECHNOLOGY DRIVEN LOYALTY APP PROGRAM

App intended to drive retention, higher ticket and frequency

- Purchase based rewards program – $1 spent earns 1 reward point
- Engage members via email and push notifications with exclusive member offers

- 44,007 marketable members
- $2,013,932 in purchases through app
- $16.42 average ticket


MENU
MEAL PLANS
CATERING
ORDER FROM AN MMG NEAR YOU
MUSCLE MAKER GRILL OF
TRIBECA
MEAL PLAN PROGRAM
SLIM DOWN WITH MMG

NEW GROWTH STRATEGY

- **Non-traditional corporate owned & operated locations**
  - Near term focus on Military Bases & Universities
    - University market size = 4,298 US Colleges [1]
    - Military market size = 400+ US Installations [2]
  - MMG uniquely positioned for Military Bases in support of "Operation Live Well"

- **Franchising**
  - Market opportunity includes all of the US and International
    - Currently open in Kuwait (2 locations)
  - Focus on markets with current footprint and distribution
  - Franchising relaunch in Q1 2020


United States Military - 483 Installations

1 – National Center for Education Statistics, 2017-18
2 – source: http://globemaster.de/regbases.html and http://globalsecurity.org/military/facility/index.html and www.army.com and https://fas.org/man/dod-101/fac/bases.pdf , https://fas.org/man/dod-101/fac/conus.htm

NEW NON-TRADITIONAL/MILITARY GROWTH STRATEGY

Supporting Military Healthy Base Initiative & "Operation Live Well"

- 400+ US based military installations
- 5 restaurant locations at military bases open today
  - Fort Bliss
  - Fort Sill
  - Fort Meade
  - Fort Benning 1
  - Fort Benning 2
- 3 restaurant locations at military bases under development
- Multiple RFPs submitted


MUSCLE MAKER GRILL

MUSCLE MAKER GRILL

IMPROVED SPEED OF SERVICE – LINEAR PRODUCTION LINE

Company is in a transformational change in how we design and operate our restaurants

- Speed of service is key to driving high sales volumes, improving accuracy and expanding customization
- Fort Meade features new linear consumer production line and menu



WRAPS | $5.99
SALADS | $6.99
BOWLS | $7.49
Select Your:
Base
Toppings
Protein
Sauce
Base Options:
Choose a base & customize your meal
Herb, Spinach or White Wrap
Romaine, Spinach or Blend
Whole Wheat Pasta
Brown Rice
Brown Rice & Red Beans
Quinoa
Broccoli +$1.00
Cauliflower Rice +$1.00
Topping Options:
Pick 4, $0.50 for each additional topping
Black Beans • Corn • Craisins
Cheddar Cheese • Cucumbers
Mozzarella Cheese • Olives
Mushrooms • Shredded Carrots
Parmesan Cheese • Quinoa
Roasted Red Peppers • Scallions
Signature MMG (warm portobello mushrooms, roasted red peppers in a balsamic vinaigrette)
Add Avocado +$1.99
Protein Options:
Pick your protein
Chicken +$0.99
Steak +$1.99
Salmon $1.99
Turkey Meatballs +$0.99
Sauce Options:
Pick one, get saucy
Asian Sesame Ginger
Balsamic • BBQ
Caesar • Ranch • Teryiaki
Sides & Add Ons
Bag of Chips $1.99
Pasta Salad $2.99
Side Salmon $4.99
Cucumber Salad $2.99
Side Chicken $3.99
Turkey Chili $3.99
Chicken Bites w/ Celery $4.49
Side Steak $4.99
Turkey Meatballs $3.99

- Faster ticket times
- Improved accuracy
- Wide customization options
- Greater guest interaction
- Improved food costs
- Less food waste
- Menu flexibility
- Limited Time Only options

MUSCLE MAKER GRILL

IMPROVED SPEED OF SERVICE PLATFORMS - GRAB & GO

Introducing Hot ‘n Healthy Grab ‘n Go

- Pre-made ready-to-eat hot meals
    - Meal plan format ensures no product degradation
- Meals held hot in heating cabinet where consumers can simply order a meal plan, pick up and leave
    - Transactions in under 3 minutes
- Dedicated staffing and area for consumers to “skip the line” and receive meal without waiting


MUSCLE MAKER GRILL
HEALTHY GRAB 'N' GO
MUSCLE MAKER GRILL
GRAB 'N' GO

MUSCLE MAKER GRILL

FRANCHISE GROWTH STRATEGY

Re-launching Significant Franchising Efforts in Q1 2020

Extensive experience in franchise development and support

- CEO and COO experienced in opening over 1,000 units per year for 3 consecutive years and building a brand to over 5,000 units
- Team experienced in managing ~200 corporate units and up to 5,000 franchise units
- Extensive experience in support functions for rapid expansion in design & construction, operations, marketing, sales, distribution, training , purchasing, etc. from multiple concepts


MUSCLE MAKER
GRILL

Key highlights and revenue sources as of Q1 2020:

- $35,000 initial franchise fee
- 5% ongoing royalties on net sales plus 2% marketing fund
- Corporate rebates up to 4.5% on qualified franchisee purchases from Sysco and other vendors

EST. 1995 MUSCLE MAKER GRILL

CONSTANT INNOVATION - INTRODUCING "HEALTHY JOE'S"

Fresh. Toasted. Goodness.

Muscle Maker Grill has an opportunity to expand into a family friendly concept with locations in typical suburban shopping centers

- Broad market appeal as 70% of consumers say a healthy menu influences their restaurant choice [1]

Healthy Joe's is a new, family friendly concept where we will be able to test new menu items, operational procedures, restaurant décor, signage and beverages

- Findings will be implemented across all Muscle Maker Grill locations
- Opens up a broader consumer base
- More real estate options for future growth with 116,000 shopping centers in the US [2]

HEALTHY JOE'S

HJO

1 – "Healthy Foods Driving Dining Choices", Nations Restaurant News July 25, 2017

2 – as of 2017, https://www.statista.com/statistics/208059/total-shopping-centers-in-the-us/

HEALTHY JOE'S "HOT TOPPINGS" MENU

- **New menu highlighting fresh, healthy inspired everyday items including salads, bowls and sandwiches with all entrée toppings run through a 500 degree oven**

Nutrient Rich Superfoods:
Avocado
Hummus
Walnuts
Seeds (Pepitas & sesame)
Broccoli
Romaine/spring mix
Sweet Potato
Strawberries
Blueberries
Apples
Eggs
Spinach
Mushrooms
Black beans
Olive oil

Lean Proteins:
Grass-fed steak
All-natural chicken breast
Wild caught Alaskan Salmon
Impossible plant based items
Vegetarian options

Healthy inspired sides:
Roasted sweet potatoes
Crispy broccoli
Cauliflower rice
Avocado toast
Chipotle hummus
Citrus mint brown rice pilaf
Black beans fresco

Menu options:
Hot topped salads
Hot topped bowls
Toasted Sandwiches
Fresh brewed teas
Fresh made lemonade
Locally baked breads & desserts

Proprietary Dressings:
Zero carb signature sauce
Blood orange shallot vinaigrette
Cilantro lime crema sauce
Honey bourbon mustard
Avocado smash ranch
Green goddess


Keto salmon power bowl


Avocado toast

HEALTHY JOE'S "HOT TOPPINGS" MENU



USE OF PROCEEDS

Gross Offering:[1]	**$**	**8,000,000**
Less: Estimated Offering Costs	$	1,100,000
Net Proceeds:	**$**	**6,900,000**
Estimated Uses		
Growth Initiatives		
New Restaurant Buildouts (18 new locations)	$	4,100,000
Franchising Re-Launch	$	575,000
Technology Infrastructure	$	175,000
Corporate Marketing	$	250,000
Total Proceeds for Growth Initiatives	**$**	**5,100,000**
Working Capital		
New Salaries & Wages (accounting, operations, marketing)	$	170,000
Professional services	$	125,000
General working capital	$	955,000
Debt Retirement	$	550,000
Total Proceeds for Working Capital	**$**	**1,800,000**
Total Estimated Use of Proceeds	**$**	**6,900,000**





1 = assumes an offering price of $5.00 per share

MUSCLE MAKER GRILL